Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-27525, 333-07255, 333-30324, 333-46129, 333-30478, 333-52666, 333-52668, 333-67734, 333-67736, 333-67740, 333-109162, 333-118312 and 333-118325), Form S-3 (File Nos. 333-61508, 333-104394, 333-116461 and 333-119313), and Form S-4 (File Nos. 333-116555 and 333-118378) of Chesapeake Energy Corporation of our report dated February 29, 2004, except for Note 8, as to which the date is November 30, 2004 relating to the consolidated financial statements and financial statement schedule of Chesapeake Energy Corporation, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

November 30, 2004